EXHIBIT 21.1

AK STEEL HOLDING CORPORATION SUBSIDIARIES

Name	State/Country of Incorporation

Advanced Materials Processing Inc.	Delaware

AFSG Holdings, Inc.	Delaware

AH Management, Inc.	Delaware

AH (UK) Inc.	Delaware

AJV Investments Corporation	Delaware

AK Asset Management Company	Delaware

AK Electric Supply LLC	Delaware

AK Electrogalvanizing L.L.C.	Delaware

AK – ISG Coatings	Ohio

AK Steel Properties, Inc.	Delaware

AK Steel Receivables Ltd.	Ohio

AK Steel Corporation	Delaware

AK Tube, L.L.C.	Delaware

AK Coatings Inc.	Ohio

AKS Hydroform Inc.	Ohio

AKS Investments, Inc.	Ohio

AKSR Investments, Inc.	Ohio

Armco Advanced Materials, Inc.	Delaware

AK Steel BV Holland	Netherlands

AK Steel Europe Limited	United Kingdom

Armco Financial Services Corporation	Delaware

Armco Financial Services International, Inc.	Ohio

Armco Financial Services International, Ltd.	Delaware

AK Steel GMBH	Germany

Armco Insurance Group Inc.	Delaware

Armco Investment Management, Inc.	Delaware

AK Steel Limited	United Kingdom

AK Steel SA	Belgium

Armco Pacific Financial Services Limited	Vanuatu

Armco Pacific Limited	Singapore

AK Steel SA	Spain

AK Steel S.A.R.L.	France

AK Steel SRL	Italy

Armco Steel Corporation	Ohio

Combined Metals Holding, Inc.	Nevada

Combined Metals of Chicago, LLC	Illinois

Name	State/Country of Incorporation

Compass Insurance Company	New York

Douglas Dynamics, L.L.C.	Delaware

Eveleth Mines L.L.C. (EVTAC)	Minnesota

Everest International, Inc.	Ohio

First Stainless, Inc.	Delaware

First Taconite Company	Delaware

FSA Services Corp.	Delaware

Materials Insurance Company	Cayman Islands

Northwestern National Insurance Company of Milwaukee, Wisconsin	Wisconsin

Northern Land Company	Minnesota

Rockport Inc.	Ohio

Rockport Roll Shop L.L.C.	Delaware

Strata Energy	Ohio

Vicksmetal/Armco Associates	Delaware

Virginia Horn Taconite Company	Minnesota